Exhibit 4.26

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of June 1, 2015, among Gevo, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal executive office at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 as Issuer (the “Company”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”), Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”), Wilmington Savings Fund Society, FSB, as Collateral Trustee (in such capacity, the “Collateral Trustee”), and WB Gevo, Ltd., as the holder of 100% of the aggregate principal amount of the outstanding Notes and the “Requisite Holder” under the Indenture (as defined below) (solely in its capacity as a Holder that constitutes the Requisite Holders under the Indenture as of the date hereof, the “Requisite Holder” and, solely in its capacity as the holder of 100% of the aggregate principal amount of the outstanding Notes, the “Sole Holder”).  Capitalized terms used herein without definition have the meanings given in the Indenture.

RECITALS

WHEREAS, the Company, Guarantors, the Trustee, and the Collateral Trustee have heretofore executed and delivered an indenture, dated as of June 6, 2014 (as amended, restated, supplemented or otherwise modified by that certain First Supplemental Indenture dated as of July 31, 2014 (“First Supplemental Indenture”), that certain Second Supplemental Indenture and First Amendment to Pledge and Security Agreement dated as of January 28, 2015 (“Second Supplemental Indenture”), that certain Third Supplemental Indenture dated as of May 13, 2015 (“Third Supplemental Indenture”), and as further amended, restated, supplemented or otherwise modified by this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of 10.0% Convertible Senior Secured Notes due 2017;

WHEREAS, Section 14.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may, with the consent of the requisite percentage of Holders set forth therein, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, the Company has requested that the Requisite Holder consent to the Company’s and the Guarantors’ execution, delivery, and performance of the FC Stone Agreements (as defined below) whereby, pursuant to the terms and subject to the conditions set forth therein, (a) Agri-Energy, LLC intends to, among other things, (i) enter into the FC Stone Origination Agreement (as defined below) pursuant to which Agri-Energy, LLC agrees to the purchase of corn grains which will be stored in the FC Stone Leased Bins (as defined below) (“Subject Feedstock”) and grant Liens solely on the Subject Feedstock to secure its obligations thereunder, (ii) lease to FCStone Merchant Services, LLC (“FC Stone”) the storage bins situated on the Property of Agri-Energy, LLC located at 502 South Walnut Ave., Luverne, MN 56156 (“FC Stone Leased Bins”) for the storage of Subject Feedstock, and (iii) provide for certain setoff arrangements relating to obligations under the FC Stone Origination Agreement (defined below) and the FC Stone Lease Agreement (defined below), and (b) the Company will guaranty Agri-Energy, LLC’s obligations under the FC Stone Origination Agreement (defined below), and the Requisite Holder has agreed to consent to the execution and delivery of the  FC Stone Agreements by the Company and/or Agri-Energy, LLC and the consummation of the foregoing transactions and any other transactions contemplated by the FC Stone Agreements (collectively, the “FC Stone Arrangements”) subject to the terms and conditions hereof;

WHEREAS, the Company has requested that the Sole Holder authorize and consent to the Company’s and the Collateral Trustee’s execution, delivery and performance of that certain letter agreement by and among FC Stone, the Collateral Trustee and Agri-Energy, LLC (in

effect on the date hereof, a copy of which is attached hereto at Exhibit A, the “FC Stone Subordination Agreement”), whereby Collateral Trustee (a) consents to the granting of a security interest and Liens by Agri-Energy, LLC to FCStone solely on Subject Feedstock solely to secure the obligations of Agri-Energy, LLC to FC Stone under the FC Stone Origination Agreement (and, to the extent constituting a Lien, certain set off rights afforded to FC Stone in regards to payment obligations under the FC Stone Lease Agreement and the FC Stone Origination Agreement) and (b) subordinates the Liens of the Collateral Trustee (for the ratable benefit of the Secured Parties) solely on the Subject Feedstock to the security interest and Liens of FC Stone in the Subject Feedstock (which are granted solely to secure the obligations of Agri-Energy, LLC to FC Stone under the FC Stone Origination Agreement) and the Sole Holder has agreed to consent to the execution, delivery and performance of the FC Stone Subordination Agreement by Agri-Energy, LLC and the Collateral Trustee subject to the terms and conditions hereof; and

WHEREAS, the Company has requested that the Trustee and Collateral Trustee enter into this Fourth Supplemental Indenture, and with the consent of the Sole Holder, the Trustee and Collateral Trustee have agreed to enter into this Fourth Supplemental Indenture on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee, Collateral Trustee, Requisite Holder and the Sole Holder hereby covenant and agree as follows:

AGREEMENT

1.Consent to FC Stone Agreements. Notwithstanding any term or provision in the Indenture or any other Indenture Document to the contrary, the Requisite Holder and the Sole Holder each hereby consents, effective as of the date hereof, to the execution,  delivery, and performance  of (a) that certain Grain Bin Lease Agreement dated June 1, 2015 by and between FC Stone and Agri-Energy, LLC (the “FC Stone Lease Agreement”), (b) that certain Price Risk Management, Origination and Merchandising Agreement, dated June 1, 2015 by and between FC Stone and Agri-Energy, LLC (the “FC Stone Origination Agreement”),  (c) that certain Guaranty dated June 1, 2015 by the Company in favor of FCStone  pursuant to which the Company guarantees the obligations of Agri-Energy, LLC under the FC Stone Origination Agreement (the “FC Stone Guaranty”), and (d) the FC Stone Subordination Agreement; and together with the FC Stone Lease Agreement, the FC Stone Origination Agreement, the FC Stone Guaranty, collectively, the “FC Stone Agreements”), including, without limitation, the incurrence of the Indebtedness by Agri-Energy, LLC in connection with Agri-Energy, LLC’s purchase of corn grain pursuant to the FC Stone Origination Agreement, the incurrence of Indebtedness by the Company as a result of its guaranty under the FC Stone Guaranty, the making of Investments consisting of (x) prepayments by Agri-Energy, LLC under the FC Stone Origination Agreement, (y) the Company’s guaranty under the FC Stone Guaranty and (z) Agri-Energy, LLC’s acquisition of corn grain in accordance with the FC Stone Origination Agreement, and the granting of Liens solely in the Subject Feedstock solely to secure the obligations of Agri-Energy, LLC to FC Stone under the FC Stone Origination Agreement (and, to the extent constituting a Lien, certain set off rights afforded to FC Stone in regards to payment obligations under the FC Stone Lease Agreement and the FC Stone Origination Agreement) and the leasing of the FC Stone Leased Bins, provided that the FC Stone Agreements are on terms and conditions consistent in all respects with the terms and conditions specified for the FC Stone Arrangements on Exhibit B attached hereto or as modified so long as such modifications are not adverse in any respect to the Collateral Trustee, Trustee and the Holders (it being understood and agreed that any modification (x) providing for any grant of Liens by the Company and/or any Guarantor other than in the Subject Feedstock and Liens in the form of set off rights with respect to payment obligations under the FC Stone Lease Agreement and the FC Stone Origination Agreement or (y) which allows for any obligations to FC Stone other than the obligations of Agri-Energy, LLC to FC Stone under the FC Stone Origination Agreement to be secured by the Subject Feedstock, in each case, shall be construed as adverse to the Collateral Trustee, Trustee and Holders); provided that, Agri-Energy, LLC shall not maintain Subject Feedstock

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with an aggregate  value in excess of $400,000 for which FC Stone has already been paid in full by Agri-Energy LLC in FC Stone Leased Bins at any time (and Agri-Energy, LLC agrees to promptly remove all Subject Feedstock (for which FC Stone has been paid in full) with an aggregate value in excess of $400,000 from the FC Stone Leased Bins).  In furtherance, but not in limitation, of the foregoing, the transactions under the FC Stone Agreements (to the extent permitted hereunder) shall not be deemed to utilize any baskets or available capacity pursuant to Sections 4.29 or 4.30 of the Indenture. The Sole Holder further (a) authorizes and directs the Collateral Trustee to enter into, execute, deliver and perform its obligations under the FC Stone Subordination Agreement and (b) consents to the execution, delivery, and performance by Agri-Energy, LLC, of the FC Stone Subordination Agreement, including, without limitation, the subordination of the Liens of the Collateral Trustee (for the ratable benefit of the Secured Parties) on the Subject Feedstock to the Liens of FC Stone in the Subject Feedstock solely to secure the obligations of Agri-Energy, LLC to FC Stone under the FC Stone Origination Agreement.

2.Effectiveness.  This Fourth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors, the Trustee, Collateral Trustee and the Sole Holder and shall remain effective once in effect for so long as the conditions specified in Section 1 of this Fourth Supplemental Indenture have been satisfied.

3.Indenture Supplemented; Ratification of Indenture.  This Fourth Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.  Except as specifically modified herein, the Indenture, as amended, restated, supplemented or otherwise modified by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture and the Notes, are in all respects ratified and confirmed, and shall remain in full force and effect in accordance with their terms.

4.Consent of Sole Holder.  Pursuant to Sections 1.04 and 14.02 of the Indenture, by its signature below, the Sole Holder hereby consents, effective as of the date hereof, to the entry into (a) this Fourth Supplemental Indenture by the Company, the Guarantors, the Trustee and the Collateral Trustee and (b) the FC Stone Subordination Agreement by Agri-Energy, LLC and the Collateral Trustee.

5.Trustee and Collateral Trustee.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee and the Collateral Trustee by reason of this Fourth Supplemental Indenture.  This Fourth Supplemental Indenture is executed and accepted by the Trustee and the Collateral Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.  The Trustee and the Collateral Trustee make no representation or warranty as to the validity or sufficiency of this Fourth Supplemental Indenture.  Additionally, the Trustee and the Collateral Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee and the Collateral Trustee make no representation with respect to any such matters.

6.Guarantors.  Each Guarantor, for value received, hereby expressly acknowledges and agrees to the Company’s execution and delivery of the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and this Fourth Supplemental Indenture to the performance by the Company of its agreements and obligations hereunder and thereunder and to the consents, amendments and waivers set forth herein and therein.  The First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture, the performance or consummation of any transaction or matter contemplated under the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, this Fourth Supplemental Indenture and all consents, amendments and waivers set forth herein and

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therein, shall not limit, restrict, extinguish or otherwise impair any Guarantor’s liability to the Trustee, the Collateral Trustee or the Holders with respect to the payment and other performance obligations of such Guarantor pursuant to the Guaranteed Obligations.  Each Guarantor hereby ratifies, confirms and approves its Guaranteed Obligations and acknowledges that it is unconditionally liable to the Trustee, Collateral Trustee and the Holders for the full and timely payment of the Guaranteed Obligations (on a joint and several basis with the other Guarantors).  Each Guarantor hereby acknowledges that it has no defenses, counterclaims or set-offs with respect to the full and timely payment of any or all Guaranteed Obligations as of the date hereof.

7.Costs and Expenses.  The Company shall pay the reasonable costs and expenses actually incurred by the Trustee, the Collateral Trustee, and the Requisite Holder in connection with the preparation, negotiation, and/or review of this Fourth Supplemental Indenture and the agreements, documents, and/or instruments executed and/or delivered in connection therewith, including without limitation all of the Trustee’s, the Collateral Trustee’s and the Requisite Holder’s reasonable out-of-pocket legal fees incurred in connection therewith for which the Company has received an invoice, which invoice shall provide reasonably detailed documentation of such costs and expenses, in each case, within fifteen days after written demand for such payment (accompanied by the invoice in question), which may be in the form of an email (accompanied by the invoice in question) by the Trustee, the Collateral Trustee, the Requisite Holder or any of their respective counsel, as applicable.

8.Release.  In consideration of the benefits provided to each of the Credit Parties under this Fourth Supplemental Indenture, each of the Credit Parties hereby agrees as follows:

(a)The Credit Parties, for themselves and on behalf of their respective successors and assigns, do hereby release, acquit and forever discharge the Trustee, the Collateral Trustee, the Requisite Holder, and the Sole Holder, and the respective past or present officers, directors, attorneys, affiliates, employees and agents of the Trustee, the Collateral Trustee, the Requisite Holder, and the Sole Holder, and each of their respective successors and assigns, from any and all claims, demands, obligations, liabilities, causes of action, offsets, damages, costs or expenses, of every type, kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including any claims that the Credit Parties and their respective successors, counsel and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, that each of the Credit Parties now has or may acquire against any one or more of them, arising out of events or transactions which occurred on or before the date hereof (each a “Released Claim” and collectively, the “Released Claims”), including without limitation, those Released Claims arising out of or connected with the transactions arising under or related to any of the Indenture Documents.

(b)The provisions, waivers and releases set forth in this Section are binding upon the Credit Parties and their respective assigns and successors in interest.  The provisions, waivers and releases of this Section shall inure to the benefit of the Trustee, the Collateral Trustee, the Requisite Holder, and the Sole Holder and each of their respective agents, employees, officers, directors, assigns and successors in interest.  The Credit Parties warrant and represent that they are the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and they have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.  Each of the Credit Parties shall indemnify and hold harmless the Trustee, the Collateral Trustee, the Requisite Holder, and the Sole Holder from and against any claim, demand, damage, debt and liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any such assignment or transfer.  The provisions of this Section shall survive the date hereof.  Nothing herein is or should be construed to be a release of claims against the Credit Parties or a satisfaction of any Indebtedness.

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9.Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OR, TO THE EXTENT REQUIRED, THE LAW OF THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

10.Multiple Originals. The parties may sign any number of copies of this Fourth  Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture. Delivery of an executed counterpart by facsimile or PDF shall be as effective as delivery of a manually executed counterpart thereof.

11.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED THEREBY.

12.Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Fourth Supplemental Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan.

Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Fourth Supplemental Indenture or the Notes in any such New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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IN WITNESS WHEREOF, the undersigned has caused this Fourth Supplemental Indenture to be executed and delivered as of the date first above written.

COMPANY:

GEVO, INC.

By:	/s/	Mike Willis
Name:		Mike Willis
Title:		Chief Financial Officer

GUARANTORS:

AGRI-ENERGY, LLC

By:	/s/	Mike Willis
Name:		Mike Willis
Title:		Chief Financial Officer

GEVO DEVELOPMENT, LLC

By:	/s/	Mike Willis
Name:		Mike Willis
Title:		Chief Financial Officer

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REQUISITE HOLDER AND SOLE HOLDER:

WB GEVO, LTD.

By:	/s/	Mark Strefling
Name:		Mark Strefling
Title:		General Counsel & Chief Operating Officer Whitebox Advisors, LLC

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TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Trustee

By:	/s/	Kristin L. Moore
Name:		Kristin L. Moore
Title:		Vice President

COLLATERAL TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Collateral Trustee

By:	/s/	Kristin L. Moore
Name:		Kristin L. Moore
Title:		Vice President

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